FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-10

Sent: Monday, October 05, 2015 10:44 AM

Subject: GSMS 2015-GC34 -- New Issue Announcement (Public)(external)

GSMS 2015-GC34 -- New Issue Announcement (Public)(external)

777.332mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.

Co-Managers: Cantor Fitzgerald & Co. and Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	30.283	2.90	30.000%	41.9%	14.2%
A-2	Aaa(sf)/AAAsf/AAA(sf)	28.822	4.96	30.000%	41.9%	14.2%
A-3	Aaa(sf)/AAAsf/AAA(sf)	185.000	9.81	30.000%	41.9%	14.2%
A-4	Aaa(sf)/AAAsf/AAA(sf)	284.382	9.88	30.000%	41.9%	14.2%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	65.382	7.42	30.000%	41.9%	14.2%
A-S	Aa2(sf)/AAAsf/AAA(sf)	40.298	9.93	25.250%	44.7%	13.3%
B	NR/AA-sf/AA-(sf)	48.782	9.96	19.500%	48.2%	12.4%
C	NR/A-sf/A-(sf)	42.419	9.96	14.500%	51.2%	11.6%
D	NR/BBB-sf/BBB-(sf)	51.964	9.96	8.375%	54.8%	10.9%

X-A	Aa1(sf)/AAAsf/AAA(sf)	634.167	N/A	N/A	N/A	N/A
X-B	NR/AA-sf/AAA(sf)	48.782	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$848.385
Number of Mortgage Loans:	57
Number of Mortgaged Properties:	75
Average Cut-off Date Mortgage Loan Balance:	$14.884mm
Weighted Average Mortgage Interest Rate:	4.6761%
Weighted Average Remaining Term to Maturity/ARD (months):	117
Weighted Average Remaining Amortization Term (months):	357
Weighted Average Cut-off Date LTV Ratio:	64.2%
Weighted Average Maturity Date/ARD LTV Ratio:	54.6%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.52x
Weighted Average Debt Yield on Underwritten NOI:	10.0%
% of Mortgage Loans w/ Mezzanine Debt:	1.4%
% of Mortgage Loans w/ Preferred Equity/Return:	10.3%
% of Mortgaged Properties w/ Single Tenants:	6.4%

Property Type:	24.5% Office, 23.3% Retail, 16.6% Mixed Use, 13.6 Hospitality, 12.0% Multifamily, 4.2% Manufactured Housing, 2.9% Industrial, 1.8% Self Storage, 1.2% Senior Housing

Top 5 States:	18.0% TX, 17.7% NY, 12.1% IL, 9.2% PA, 7.9% OH

Anticipated Timing
Global Investor Call:	Mon, October 5th
Anticipated Pricing:	Late Week of Oct 5th
Anticipated Closing:	Fri, October 23rd

Investor Call Details
Date:	Mon, October 5th
Time:	3:00 PM ET
US Toll Free:	913-312-1299
Passcode:	908006

Roadshow Schedule:  Tues, October 6th

Boston, MA – Breakfast Meeting

-Boston Harbor Hotel (Wharf Room Foyer)

-70 Rowes Wharf, Boston, MA

-8:30 AM ET

Hartford, CT - Lunch Meeting

-Max Downtown (Blue Room)

-185 Asylum St, Hartford, CT

-12:30 PM ET

Minneapolis, MN - Breakfast Meeting

-The Marquette Hotel (Lake Huron Room)

-710 Marquette Ave, Minneapolis, MN

-8:00 AM CT

Term Sheet

Annex A

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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